VISTA TECHNOLOGIES, INC.

FOR IMMEDIATE RELEASE

VISTA TECHNOLOGIES ANNOUNCES $10 MILLION PRIVATE OFFERING


      Los Altos, California - January 8, 1997.   Vista Technologies Inc.
(Bulletin Board: VIII) announced today that it intends, with the assistance of a placement agent, and subject to market and other conditions, to raise up to $10 million in a private placement of a new series of convertible preferred stock to accredited individual and institutional investors pursuant to Regulation D under the Securities Act of 1933, as amended.

      Vista Technologies develops and operates outpatient centers equipped with advanced laser systems for use by ophthalmologists in the correction of refractive vision disorders such as myopia (nearsightedness) and astigmatism. Net proceeds of the offering are planned to be used by Vista to help finance its North American expansion of laser vision correction centers, and for marketing and other working capital purposes.

The securities to be offered will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, at the time of the private placement and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from registration. The statements made in this press release contain certain forward looking statements within the meaning of section 27a of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties, including the risk that the Company will be unable to complete the proposed private placement. Actual events or results may differ from Vista's expectations. In addition to the matters described in this press release, risk factors listed from time to time in Vista's Securities and Exchange Commission reports including, but not limited to, Amendment No. 2 to its report on Form 10-KSB for the fiscal year ended March 31, 1996, Amendment No. 1 to its report on Form 10-QSB for the quarter ended June 30, 1996, as well as Amendment No. 2 to its report on Form 10-QSB for the quarter ended September 30, 1996, may affect the results achieved by Vista.


CONTACT:    Thomas A. Schultz, President & CEO
            800-249-3819